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Exhibit 12

Six Flags, Inc.

Computation of Ratio of Earnings to Fixed Charges

	Year Ended December 31,
	2003		2004		2005		2006		2007
Earnings:
Income (loss) from continuing operations	$(72,000)		$(176,890)		$(108,865)		$(206,975)		$(244,084)
Income tax expense (benefit)	(34,660)		24,442		3,705		4,318		6,203
Interest expense	215,165		195,580		185,997		202,909		202,225
Early repurchase of debt	27,592		37,731		19,303		—		11,865
Minority interest	35,997		37,686		39,794		40,223		39,684
1/3 of rental expense	2,774		2,993		2,949		3,792		3,966

Adjusted earnings (loss)	$174,868		$121,542		$142,883		$44,267		$19,859

Fixed Charges:
Interest expense	$215,165		$195,580		$185,997		$202,909		$202,225
1/3 of rental expense	2,774		2,993		2,949		3,792		3,966

Total fixed charges	$217,939		$198,573		$188,946		$206,701		$206,191
Ratio of earnings to fixed charge	0.8	x	0.6	x	0.8	x	0.2	x	0.1	x

Deficiency	$43,071		$77,031		$46,063		$162,434		$186,332

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  Exhibit 12
Six Flags, Inc. Computation of Ratio of Earnings to Fixed Charges